BOSTON SCIENTIFIC SETTLES
LONGSTANDING PATENT DISPUTES WITH J&J

Natick, MA (February 1, 2010) — Boston Scientific Corporation (NYSE: BSX) today announced the settlement of three patent disputes with Johnson & Johnson (J&J). The disputes date back to 2003 and cover Boston Scientific’s Jang patent and J&J’s Palmaz and Gray patents, all of which involve intellectual property in the cardiovascular arena. Boston Scientific will make a $1.725 billion payment to J&J in connection with the settlement.

The first dispute involved a claim by J&J that Boston Scientific’s Express®, TAXUS® Express® and Liberté® stents infringed its Palmaz and Gray patents.

The second involved a claim by Boston Scientific that J&J’s Cypher®, BX Velocity® and Genesis™ stents infringed its Jang patent.

In 2005, there were liability trials on these two matters, and both parties were found to have infringed the other’s patents. Those findings were upheld on appeal.

Damage claims from these two rulings were scheduled to be decided by two jury trials slated for this month in U.S. District Court in Delaware. Those trials will no longer take place.

The third dispute involved a claim by J&J that Boston Scientific’s TAXUS® Liberté® stent infringed its Gray patent. That matter was scheduled to be tried in September; that trial also will no longer take place.

“We have recently made a concerted effort to mitigate risk throughout the Company, including litigation risk,” said Ray Elliott, President and Chief Executive Officer of Boston Scientific. “In the past year, we have significantly reduced the volume of outstanding litigation, having now settled 17 lawsuits with J&J, as well as disputes with other competitors and the government. We believe today’s settlement – while substantial – is in the best interest of the Company and its shareholders. It resolves major litigation without exposing Boston Scientific to the uncertainties of a jury trial and a potential damages award that was impossible to predict. While we still have a number of litigation matters remaining, this recent settlement has materially reduced our financial risks going forward. We will continue to manage carefully our outstanding litigation, as part of our ongoing and comprehensive effort to reduce risk. With the resolution of these matters, there are now no material judgments or jury verdicts pending against the Company.”

In addition to the matters resolved in the settlement, the District Court last month found all four patents in a lawsuit brought against the Company by J&J to be invalid. J&J alleged that Boston Scientific’s PROMUS® Everolimus-Eluting Coronary Stent System infringed its Wright/Falotico patents. A trial on those patents, which was scheduled to begin February 9, will not proceed.

Under the settlement, Boston Scientific will pay J&J $1 billion today and the balance on or before the first week of January 2011. The Company plans to post a $745 million letter of credit, which will cover the $725 million balance and interest. The payments will not have an appreciable impact on the Company’s debt covenants. After the payments, the Company will still have significant liquidity under its credit facilities, and it continues to expect to refinance its 2011 debt maturities in the middle of this year. The Company expects to fund the $725 million remaining balance from cash on hand, unless it refinances at an earlier date.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties. For more information, please visit: www.bostonscientific.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. These forward-looking statements include, among other things, statements regarding litigation, intellectual property, liquidity, debt management and risk mitigation. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and, future business decisions made by us and our competitors. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control. For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A – Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this document.

CONTACT:	Paul Donovan 508-650-8541 (office) 508-667-5165 (mobile) Media Relations Boston Scientific Corporation
Larry Neumann 508-650-8696 (office) Investor Relations Boston Scientific Corporation